Exhibit (a)(1)(A)

ZHONE TECHNOLOGIES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

This exchange offer and your withdrawal rights will expire at 5:00 p.m., Pacific Time,

on November 17, 2008, unless extended (the “Expiration Date”).

Zhone Technologies, Inc., a Delaware corporation (referred to in this Offering Memorandum as “Zhone,” “we,” “us,” or “our”) is offering to our employees, officers and directors the opportunity to exchange each outstanding option to purchase shares of Zhone common stock previously granted under our equity incentive compensation plans (referred to in this Offering Memorandum as the “Equity Plans”) that has an exercise price per share equal to or greater than $0.35 (referred to in this Offering Memorandum as “Eligible Options”) on a one-for-one basis for the grant of a new option to purchase shares of Zhone common stock (referred to in this Offering Memorandum as “New Options”). Each New Option will be issued under the Zhone Technologies, Inc. Amended and Restated 2001 Stock Incentive Plan (referred to in this Offering Memorandum as the “2001 Zhone Plan”), and will have an exercise price equal to the last reported sale price per share of Zhone common stock, as reported on The Nasdaq Global Market, on the date of grant (referred to in this Offering Memorandum as the “New Option Grant Date”). Each New Option will have a seven-year term and will be unvested on the New Option Grant Date and vest monthly over a period of four years, beginning on the New Option Grant Date.

We have issued stock options under the Equity Plans as a means of promoting the long-term success of our business by encouraging our employees, officers and directors to devote their abilities and industry to Zhone through the exertion of high levels of performance. However, our Board of Directors has determined that many of our employees, officers and directors have outstanding stock options with exercise prices that are significantly higher than the current market price per share of our common stock. These options are commonly referred to as being “underwater.” As a result, these stock options have little or no current value as an incentive to retain and motivate our employees, officers and directors.

This exchange offer is intended to address this situation by providing our employees, officers and directors with an opportunity to exchange Eligible Options for New Options granted under the 2001 Zhone Plan. By making this exchange offer, we intend to provide our employees, officers and directors with the opportunity to hold options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees, officers and directors to remain with Zhone and contribute to the attainment of our business and financial objectives.

If you participate in this exchange offer, you will receive one New Option under the 2001 Zhone Plan for every Eligible Option you surrender for cancellation and exchange pursuant to this exchange offer, irrespective of the Equity Plan under which your Eligible Option was originally granted. We intend to grant New Options to Eligible Optionholders on the same day we cancel the Eligible Options tendered pursuant to this exchange offer, which we expect to be November 17, 2008.

This exchange offer is not conditioned upon a minimum number of outstanding options being submitted for exchange or a minimum number of Eligible Optionholders participating. However, if you elect to participate in this exchange offer, you must tender all of the Eligible Options that you hold. If you choose not to tender your outstanding Eligible Options, you will continue to hold your Eligible Options on the same terms of the Equity Plan and stock option agreements under which they were originally granted.

Shares of Zhone common stock are traded on The Nasdaq Global Market under the symbol “ZHNE.” On October 16, 2008, the last reported sale price per share of Zhone common stock, as reported on The Nasdaq Global Market, was $0.11 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices and we cannot predict what the closing sale price of our common stock will be on the New Option Grant Date.

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Eligible Optionholders

Any employee, officer or director of Zhone or any of its subsidiaries on the date this exchange offer commences who holds one or more Eligible Options and who continues to be an employee, officer or director of Zhone or any of its subsidiaries, and has not submitted or received a notice of resignation or termination, as of the Expiration Date.

Eligible Options

Any stock option for the purchase of shares of Zhone common stock, whether vested or unvested, with an exercise price per share equal to or greater than $0.35 that is outstanding as of the Expiration Date.

Offering Period

The offering period for this exchange offer will commence on October 17, 2008 and expire at 5:00 p.m., Pacific Time, on the Expiration Date.

Expiration Date

We expect that the Expiration Date will be November 17, 2008 at 5:00 p.m., Pacific Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

Cancellation Date

The date when Eligible Options are tendered to Zhone and accepted by us pursuant to this exchange offer will be cancelled. We expect that the Cancellation Date will be the same date as the Expiration Date and the New Option Grant Date.

New Option Grant

Each grant of a New Option pursuant to this exchange offer will be exercisable for the same number of shares as the Eligible Option for which such New Option was exchanged. Each New Option will be granted under the 2001 Zhone Plan, irrespective of the Equity Plan under which your Eligible Option was originally granted. In addition, each New Option will differ from Eligible Options as follows:

•	the exercise price per share for each New Option will be equal to the last reported sale price per share of Zhone common stock, as reported on The Nasdaq Global Market, on the New Option Grant Date;

•	each New Option will have a seven-year term commencing on the New Option Grant Date;

•

each New Option will be unvested on the New Option Grant Date and will vest monthly over a period of four years, as long as the Eligible Optionholder continues to be an employee, officer or director of Zhone or any of its subsidiaries;

•	each New Option will fully vest if your employment or service terminates by reason of death;

•

each New Option will be exercisable, once vested, while you remain an employee, officer or director of Zhone or any of its subsidiaries, and following termination of employment or service for the following periods:

•	three months following termination for reasons other than death, disability or cause; or

•	one year following death or disability; and

•	each New Option will be forfeited and cancelled regardless of vesting if your employment or service is terminated for cause.

For further details about the 2001 Zhone Plan, see “This Exchange Offer–The 2001 Zhone Plan.”

New Option Grant Date

We expect the New Option Grant Date will be November 17, 2008. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended.

New Options

New stock options issued under the 2001 Zhone Plan that will replace the Eligible Options tendered pursuant to this exchange offer. New Options will be subject to the terms of our 2001 Zhone Plan and a new stock option agreement between you and Zhone.

Vesting Schedule

The New Options will be unvested on the New Option Grant Date and will vest monthly over a period of four years, as long as the Eligible Optionholder continues to be an employee, officer or director of Zhone or any of its subsidiaries. Except in the case of death, if an Eligible Optionholder’s employment or service with Zhone or any of its subsidiaries is terminated, his or her New Options will not continue to vest. If an Eligible Optionholder’s employment or service with Zhone or any of its subsidiaries terminates by reason of death, the New Options will vest in full.

See “Risk Factors–Risks Related to This Exchange Offer” for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

You should direct questions about this exchange offer or requests for assistance (including requests for additional copies of this Offering Memorandum, the Election Form or other documents relating to this exchange offer) to Ms. Laura Larsen, by hand or interoffice mail, by mail or delivery service at 7001 Oakport Street, Oakland, California 94621, by phone at (510) 777-7062, or by e-mail at LLarsen@zhone.com.

If you wish to tender your Eligible Options for exchange, you must complete and sign the accompanying Election Form and deliver it to us so that we receive it before 5:00 p.m., Pacific Time, on November 17, 2008 (or such later date as may apply if this exchange offer is extended) by one of the following means:

By Mail or Courier:	By Facsimile:
Zhone Technologies, Inc.	Attention: Laura Larsen
Attention: Laura Larsen	Zhone Technologies, Inc.
7001 Oakport Street	Facsimile: (510) 777-7359
Oakland, CA 94621
By E-mail:
By Hand or Interoffice Mail:	LLarsen@zhone.com
Attention: Laura Larsen

Although our Board of Directors has approved the exchange offer, consummation of the exchange offer is subject to, and conditioned upon, the conditions described in “This Exchange Offer–Conditions of This Exchange Offer” section of this Offering Memorandum. Neither Zhone nor our Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your Eligible Options in the exchange offer. You must make your own decision whether to tender your Eligible Options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this exchange offer.

THIS OFFERING MEMORANDUM HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFERING MEMORANDUM OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET

Questions and Answers

Zhone Technologies, Inc. is offering to exchange each Eligible Option held by an Eligible Optionholder for a New Option issued under the 2001 Zhone Plan. The following are answers to some questions you may have about this exchange offer. We encourage you to carefully read the remainder of this Offering Memorandum and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of this Offering Memorandum where you can find a more complete description of the topics in this summary.

Why are we making this exchange offer?

Zhone has issued stock options under the Equity Plans as a means of promoting the long-term success of our business by encouraging our employees, officers and directors to devote their abilities and industry to Zhone through the exertion of high levels of performance. However, our Board of Directors has determined that many of our employees, officers and directors have “underwater” outstanding stock options, which are stock options that have an exercise price that is significantly higher than the current market price of our common stock. As a result, these stock options have little or no current value as an incentive to retain and motivate our employees, officers and directors.

This exchange offer is intended to address this situation by providing our employees, officers and directors with an opportunity to exchange Eligible Options for New Options issued under the 2001 Zhone Plan. By making this exchange offer, we intend to provide Eligible Optionholders with the opportunity to own options that over time may have a greater potential to increase in value, and thereby create better incentives for employees, officers and directors to remain with Zhone or any of its subsidiaries and contribute to the attainment of our business and financial objectives. See “This Exchange Offer–Purpose of This Exchange Offer” for more information.

What securities are we offering to exchange?

An Eligible Option is any stock option granted under any of our Equity Plans, whether vested or unvested, with an exercise price equal to or greater than $0.35, that is outstanding on the Expiration Date. Outstanding stock options with exercise prices lower than $0.35 are not eligible to participate in this exchange offer. We are making this exchange offer upon the terms and conditions set forth in this Offering Memorandum and in the accompanying Election Form. See “This Exchange Offer–Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer” for more information.

Who is eligible to participate in the exchange offer?

An Eligible Optionholder is any person who:

•	is an employee, officer or director of Zhone or any of its subsidiaries on the date this exchange offer commences;

•	holds one or more Eligible Options; and

•	continues to be an employee, officer or director of Zhone or any of its subsidiaries, and has not submitted or received a notice of resignation or termination, as of the Expiration Date.

See “This Exchange Offer–Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer” for more information.

Does it matter what Equity Plan my stock options were granted under?

All of our outstanding stock options that have an exercise price equal to or greater than $0.35 are Eligible Options, irrespective of the Equity Plan they were originally granted under. However, all New Options will be granted under the 2001 Zhone Plan, which is our only active equity incentive compensation plan from which we may grant new stock options.

Are there any differences between New Options and Eligible Options?

Yes. Each New Option will be exercisable for the same number of shares as the Eligible Option surrendered for such New Option. However, each New Option will be granted under the 2001 Zhone Plan, irrespective of the Equity Plan under which your Eligible Option was originally granted. In addition, each New Option will differ from your Eligible Options as follows:

•	the exercise price per share for each New Option will be equal to the last reported sale price per share of Zhone common stock, as reported on The Nasdaq Global Market, on the New Option Grant Date;

•	each New Option will have a seven-year term commencing on the New Option Grant Date;

•

each New Option will be unvested on the New Option Grant Date and will vest monthly over a period of four years, as long as the Eligible Optionholder continues to be an employee, officer or director of Zhone or any of its subsidiaries;

•	each New Option will fully vest if your employment or service terminates by reason of death;

•

each New Option will be exercisable, once vested, while you remain an employee, officer or director of Zhone or any of its subsidiaries, and following termination of employment or service for the following periods:

•	three months following termination for reasons other than death, disability or cause; or

•	one year following death or disability; and

•	each New Option will be forfeited and cancelled regardless of vesting if your employment or service is terminated for cause.

In addition, each New Option granted to employees will, to the extent possible, be granted as an incentive stock option. However, if more than $100,000 of the New Option, based on the exercise price, may vest and first become exercisable in any one calendar year, then that portion of the New Option that exceeds this limit will be a nonqualified stock option. Each New Option granted to a director will be a nonqualified stock option. By participating in the exchange offer you may cause Eligible Options that were incentive stock options to be exchanged for New Options that will be nonqualified stock options.

See “This Exchange Offer–Source and Amount of Consideration; Terms of New Options”, “This Exchange Offer–2001 Zhone Plan” and “This Exchange Offer–Material United States Tax Consequences” for more information.

What are the conditions of this exchange offer?

This exchange offer is subject to our Board of Director’s decision to extend, amend, withdraw or terminate this exchange offer prior to the Expiration Date as described in “This Exchange Offer–Conditions of This Exchange Offer.” This exchange offer is not conditioned upon a minimum number of Eligible Options being tendered or a minimum number of Eligible Optionholders participating.

What will be the exercise price per share of the New Options?

The exercise price per share of New Options will be equal to the last reported sale price per share of Zhone common stock, as reported on The Nasdaq Global Market, on the New Option Grant Date.

We cannot predict the exercise price per share of the New Options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options. See “This Exchange Offer–Price Range of Our Common Stock” for information concerning historical prices of our common stock.

Will the New Options be vested?

No. Each New Option will be unvested on the New Option Grant Date and will vest monthly over a period of four years, as long as the Eligible Optionholder continues to be an employee, officer or director of Zhone or any of its subsidiaries. The New Options will fully vest if your employment or service is terminated by reason of death.

What happens to my New Options if I cease to be an employee, officer or director of Zhone or any of its subsidiaries?

Generally, if an Eligible Optionholder ceases to be an employee, officer or director of Zhone or any of its subsidiaries, any New Options held by such Eligible Optionholder will not continue to vest and any unvested portion of the New Options will be cancelled as of the date of termination. Any vested, unexercised portion of the New Options will generally be exercisable for three months after termination. However, if your employment or service is terminated by reason of cause, you will forfeit your New Options regardless of your vesting. In addition, if your termination is due to death, you will fully vest in your New Options.

Accordingly, if you exchange an Eligible Option for a New Option and you cease to be an employee, officer or director of Zhone or any of its subsidiaries before your New Option becomes fully vested, you will forfeit any unvested portion of your New Option and if your termination is by reason of cause you may forfeit both vested and unvested New Options.

In addition, if your termination is for reasons other than cause your New Options will be exercisable only for

•	three months following termination for reasons other than death, disability or cause; or

•	one year following death or disability.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee, officer or director of Zhone or any of its subsidiaries. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or service until the grant date for the New Options or thereafter.

Will my New Options be incentive stock options or nonqualified stock options?

Each New Option issued to an employee is intended to be granted as an incentive stock option. However, if more than $100,000 of the New Option, based on the exercise price, may vest and first become exercisable in any one calendar year, then that portion of the New Option that exceeds this limit will be a nonqualified stock option. New Options granted to directors and consultants by definition may not be incentive stock options and will be nonqualified stock options. Eligible Options surrendered may be either incentive stock options or nonqualified stock options. By participating in the exchange offer you may cause Eligible Options that were incentive stock options to be exchanged for New Options that will be nonqualified stock options. See “This Exchange Offer–Material United States Tax Consequences” for more information about incentive stock options and nonqualified stock options.

How many shares will my New Option be exercisable for?

The exchange rate in this exchange offer is one-for-one. In other words, if you validly tender an Eligible Option, and such Eligible Option is accepted and cancelled, you will receive a New Option to acquire the same number of shares of Zhone common stock that were underlying your Eligible Option at the time of the exchange. For example, if you are an Eligible Optionholder and you elect to exchange an Eligible Option to purchase 1,000 shares of Zhone common stock, you will receive a New Option to purchase 1,000 shares of Zhone common stock. However, the number of shares subject to your Eligible Options and any New Options granted pursuant to this exchange offer, and the associated exercise price, will automatically be adjusted if we effect the Reverse Stock Split described below.

When will my New Options expire?

All New Options will expire seven years from the New Option Grant Date. If you cease to be an employee, officer or director of Zhone or any of its subsidiaries, your New Options will expire earlier.

What is the Reverse Stock Split?

Our Board of Directors has approved, and on October 16, 2008 our stockholders approved, an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of the outstanding shares of Zhone common stock (which transaction is referred to in this Offering Memorandum as the “Reverse Stock Split”) and the reduction of the total number of shares of common stock that we are authorized to issue by a corresponding amount. The Reverse Stock Split will not take effect unless and until we file this amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

On the effective date of the Reverse Stock Split, existing shares of Zhone common stock would be combined into new shares of Zhone common stock at an exchange ratio ranging from one-for-five to one-for-ten, with the exchange ratio to be determined by us prior to the effective date. This means that holders of our common stock would receive one new share of our common stock for each five to ten shares of common stock that they currently hold, depending on the exchange ratio we determine. The Reverse Stock Split would affect all stockholders uniformly and would not affect any stockholder’s percentage ownership interest in Zhone, except to the extent that the Reverse Stock Split would result in some of our stockholders owning a fractional share, which stockholders would be entitled to receive a cash payment in lieu of such fractional share. The number of stockholders of record also would not be affected by the Reverse Stock Split (except to the extent that the Reverse Stock Split would result in some of our stockholders owning only a fractional share as described above).

Zhone intends to effect the Reverse Stock Split as soon as practicable by filing the amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. However, our Board of Directors reserves the right, in its discretion, to abandon the Reverse Stock Split at any time prior to filing the amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

Why are we considering a Reverse Stock Split?

On June 11, 2008, we received a notification letter from The Nasdaq Stock Market, Inc., or Nasdaq, indicating that, for the 30 consecutive business days preceding the date of the letter, the bid price of our shares of common stock had closed below the $1.00 per share minimum bid price required for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5). We have until December 8, 2008 to regain compliance with the minimum bid price rule. If we do not regain compliance by December 8, 2008, Nasdaq will provide written notification to us that our common stock will be delisted. Our Board of Directors has determined that pursuing a Reverse Stock Split that is intended to enable shares of our common stock to trade above the $1.00 minimum bid price requirement and regain compliance with Nasdaq is in the best interests of Zhone and its stockholders.

How will the Reverse Stock Split affect my Eligible Options and this exchange offer?

The Reverse Stock Split would reduce the number of shares subject to all outstanding stock options to acquire shares of Zhone common stock proportional to the exchange ratio of the Reverse Stock Split, and would effect a proportionate increase in the exercise price of such outstanding stock options. The number of shares of Zhone common stock issuable upon exercise of outstanding stock options would be rounded down to the nearest whole share and no cash payment would be made in respect of such rounding.

This means that, on the effective date of the Reverse Stock Split, the number of shares of Zhone common stock underlying each Eligible Option or New Option you hold will automatically decrease by the Reverse Stock Split ratio, and the per share exercise price for such Eligible Option or New Option will increase by a proportionate amount. For example, if you held a stock option to purchase 50 shares of Zhone common stock with a per share exercise price of $1.00 immediately before the Reverse Stock Split, and we effected a Reverse Stock Split at an exchange ratio of 1:10, your stock option would automatically be converted into a stock option to purchase five shares of Zhone common stock with a per share exercise price of $10.00.

The Reverse Stock Split will not affect this exchange offer because Eligible Options will be exchanged on a one-for-one basis for New Options on the New Option Grant Date, irrespective of whether this occurs before or after the effective time of the Reverse Stock Split, and the Reverse Stock Split will have the same effect on all outstanding stock options, whether Eligible Options or New Options.

Can I dissent from the Reverse Stock Split?

No. The Reverse Stock Split has been approved by our Board of Directors and was approved by our stockholders at a special meeting of our stockholders on October 16, 2008. If we file the amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, it will take effect automatically with respect to all outstanding shares of Zhone common stock and all stock options and warrants to acquire shares of Zhone common stock.

Must I participate in this exchange offer?

No. Your participation in this exchange offer is completely voluntary. If you choose not to participate, you will keep any Eligible Options, you will not receive any New Option under the exchange offer, and no changes will be made to the terms of your Eligible Options as a result of this exchange offer.

How should I decide whether or not to exchange my Eligible Options for New Options?

We are providing information to assist you in making your own informed decision. However, we are not making any recommendation as to whether you should or should not participate in the exchange offer. You should seek your own outside legal counsel, accountant or financial advisor for further advice. No one from Zhone is, or will be, authorized to provide you with additional information in this regard. Please also review the “Risk Factors” that appear after this Summary Term Sheet.

How do I find out how many Eligible Options I have and what their exercise prices are?

You may review your individual stock option information, including all of your stock option grants to date and the status of each stock option, online at www.msdw-spa.com. As described above, the number and exercise price of Eligible Options you hold will change automatically if the Reverse Stock Split occurs prior to the Expiration Date. You can at any time confirm the number of Eligible Options that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by contacting Ms. Laura Larsen, by hand or interoffice mail, by mail or delivery service at 7001 Oakport Street, Oakland, California 94621, by phone at (510) 777-7062, or by e-mail at LLarsen@zhone.com.

Can I exchange stock options that I have already exercised?

No. This exchange offer applies only to outstanding Eligible Options. A stock option that has been fully exercised is no longer outstanding.

Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Yes. If you previously exercised an Eligible Option in part, the remaining unexercised portion of the Eligible Option grant could be exchanged under this exchange offer.

Can I exchange a portion of my Eligible Options?

No. If you elect to participate in this exchange offer, you must exchange all of your Eligible Options.

What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the New Options?

Any Eligible Optionholders who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your Eligible Options while you are on an authorized leave of absence before the expiration of this exchange offer, you will be entitled to receive New Options on the New Option Grant Date as long as the eligibility requirements are still met.

What if my employment or service with Zhone or any of its subsidiaries ends before the expiration of the exchange offer?

If you have tendered Eligible Options under this exchange offer and you cease to be an employee, officer or director of Zhone or any of its subsidiaries for any reason, or if you receive or submit a notice of resignation or termination, before the Expiration Date, you will no longer be eligible to participate in the exchange offer, and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing stock options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee, officer or director of Zhone or any of its subsidiaries. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or service until the grant date for the New Options or thereafter.

If I participate in this exchange offer, when will I receive the New Options?

We will issue new stock option agreements as soon as administratively practicable following the date that tendered option grants are accepted for exchange and cancelled. We expect the New Option Grant Date to be November 17, 2008.

Will I owe taxes if I exchange my Eligible Options in this exchange offer?

The exchange of Eligible Options for New Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon either the cancellation of the Eligible Options or the grant of the New Options. However, you should consult your own tax advisor to determine the tax consequences of participating in this exchange offer. See “This Exchange Offer–Material United States Tax Consequences” for more information.

We advise all Eligible Optionholders who may consider exchanging their Eligible Options to meet with their own tax advisors with respect to local, state, federal and foreign tax consequences of participating in this exchange offer.

What happens if, after the grant date of the New Options, my New Options end up being “underwater”?

The exchange offer is a one-time opportunity and is not expected to be offered again in the future. Your New Options will be valid for seven years from the New Option Grant Date, subject to your continued employment or service with Zhone or any of its subsidiaries. We can provide no assurance as to the possible price of our common stock at any time in the future. As such, we do not anticipate offering optionholders another opportunity to exchange “underwater” options for replacement options in the future.

What happens to my Eligible Options if I elect not to participate in this exchange offer or if they are not accepted for exchange in this exchange offer?

This exchange offer will have no effect on your Eligible Options if you elect not to participate in this exchange offer or if your Eligible Options are not accepted for exchange in this exchange offer.

If I tender my Eligible Options in this exchange offer, am I giving up my rights to them?

Yes. When you tender your Eligible Options and we accept them for exchange, your Eligible Options will be cancelled on the Cancellation Date and you will no longer have any rights to them.

How long do I have to decide whether to participate in this exchange offer?

This exchange offer expires at 5:00 p.m., Pacific Time, on November 17, 2008. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new Expiration Date no later than 9:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. See “This Exchange Offer–Extension of Exchange Offer; Termination; Amendment” for more information.

How do I tender my Eligible Options for exchange?

If you are an Eligible Optionholder on the date that you choose to tender your Eligible Options, you may tender your Eligible Options at any time before this exchange offer closes.

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form and any other documents required by the Election Form to the attention of Ms. Laura Larsen, by hand or interoffice mail, by facsimile to (510) 777-7359, by mail or delivery to Zhone Technologies, Inc., Attention: Ms. Laura Larsen, 7001 Oakport Street, Oakland, California 94621, or by e-mail to LLarsen@zhone.com. Your Eligible Options will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form before the Expiration Date. If you miss this deadline, you will not be permitted to participate in this exchange offer. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

We will only accept delivery of the signed Election Form by hand or interoffice mail, by facsimile, by mail or delivery, or by e-mail. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time. We reserve the right to reject any or all tenders of Eligible Options that we determine in our sole discretion are not in appropriate form or would be unlawful to accept. See “This Exchange Offer–Procedures for Tendering Eligible Options” for more information. Subject to our rights to extend, amend, withdraw and terminate this exchange offer, we expect to accept all properly tendered Eligible Options no later than the Expiration Date.

When and how can I withdraw previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time before 5:00 p.m., Pacific Time, on the Expiration Date. If we extend the exchange offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the exchange offer. To withdraw previously tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw your Eligible Options. If you miss this deadline, but remain an Eligible Optionholder, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this exchange offer. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options only by again following the procedures described for validly tendering your Eligible Options in this exchange offer as discussed above. See “This Exchange Offer–Withdrawal Rights” for more information.

How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an e-mail or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Date.

What will happen if I do not return my Election Form by the deadline?

If we do not receive your Election Form by the deadline, then all Eligible Options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender your Eligible Options for exchange in this exchange offer, you do not need to do anything.

What if I have any questions regarding this exchange offer or I need additional copies of this exchange offer or any documents attached hereto or referred to herein?

You should direct questions about this exchange offer (including requests for additional copies of this Offering Memorandum and other exchange offer documents) to Ms. Laura Larsen at:

Zhone Technologies, Inc.

Attention: Laura Larsen

7001 Oakport Street

Oakland, CA 94621

Telephone: (510) 777-7062

Facsimile: (510) 777-7359

LLarsen@zhone.com

RISK FACTORS

Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this exchange offer.

Risks Related to This Exchange Offer

If you elect to participate in this exchange offer, each New Option will be unvested on the New Option Grant Date and will vest monthly over four years, as long as you continue to be an employee, officer or director of Zhone or any of its subsidiaries. Generally, if you cease to be an employee, officer or director of Zhone or any of its subsidiaries, your New Option will cease to vest and any unvested portion of your New Option will be cancelled as of the date you ceased to be an employee, officer or director of Zhone or any of its subsidiaries. Accordingly, if you exchange Eligible Options for New Options and you cease to be an employee, officer or director of Zhone or any of its subsidiaries for reasons other than death or disability before the New Options fully vest, you will forfeit any unvested portion of your New Options.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee, officer or director of Zhone or any of its subsidiaries. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or service until the grant date for the New Options or thereafter.

If you are an employee and you elect to participate in this exchange offer, then the New Options issued to you are intended to be incentive stock options. However, if more than $100,000 of the New Option, based on the exercise price, may vest and first become exercisable in any one calendar year, then that portion of the New Option that exceeds this limit will be a nonqualified stock option. If you are a director and you elect to participate in this exchange offer, then the New Options issued to you will be nonqualified stock options. By participating in the exchange offer you may cause Eligible Options that were incentive stock options to be exchanged for New Options that will be nonqualified stock options. See “This Exchange Offer–Material United States Tax Consequences” for more information about the differences between incentive stock options and nonqualified stock options.

We advise all Eligible Optionholders who may consider exchanging their Eligible Options to meet with their own tax advisors with respect to the local, state, federal and foreign tax consequences of participating in this exchange offer. If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

The per share exercise price of any New Options granted to you in return for your tendered Eligible Options will be equal to the last reported sale price per share of Zhone common stock, as reported on The Nasdaq Global Market, on the New Option Grant Date, which we expect to be November 17, 2008. Before the New Option Grant Date, our common stock could increase in value and the exercise price of the New Options could be higher than the exercise price of Eligible Options cancelled as part of this exchange offer. In this case, you would be economically better off keeping your Eligible Options.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as supplemented by our Quarterly Report on Form 10-Q for the three months ended June 30, 2008, the other information provided in this Offering Memorandum, and the other materials that we have filed with the SEC before deciding whether to tender your Eligible Options. We will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “This Exchange Offer–Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

THIS EXCHANGE OFFER

Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer

We are making an offer to Eligible Optionholders to exchange their Eligible Options that are properly tendered in accordance with “Procedures for Tendering Eligible Options” and not validly withdrawn pursuant to “Withdrawal Rights” before the Expiration Date of this exchange offer for New Options. The New Options will have an exercise price per share equal to the last reported sale price of our common stock as reported on The Nasdaq Global Market on the New Option Grant Date.

Eligible Optionholders

Any employee, officer or director of Zhone or any of its subsidiaries on the date this exchange offer commences who holds one or more Eligible Options and who continues to be an employee, officer or director of Zhone or any of its subsidiaries, and has not submitted or received a notice of resignation or termination, as of the Expiration Date.

Eligible Options

Any stock option for the purchase of shares of Zhone common stock, whether vested or unvested, with an exercise price per share equal to or greater than $0.35 that is outstanding as of the Expiration Date.

Offering Period

The offering period for this exchange offer will commence on October 17, 2008 and expire at 5:00 p.m., Pacific Time, on the Expiration Date.

Expiration Date

We expect that the Expiration Date will be November 17, 2008 at 5:00 p.m., Pacific Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

Cancellation Date

The date when Eligible Options are tendered to Zhone and accepted by us pursuant to this exchange offer will be cancelled. We expect that the Cancellation Date will be the same date as the Expiration Date and the New Option Grant Date.

New Option Grant

Each grant of a New Option pursuant to this exchange offer will be exercisable for the same number of shares as the Eligible Option for which such New Option was exchanged. Each New Option will be granted under the 2001 Zhone Plan, irrespective of the Equity Plan under which your Eligible Option was originally granted. In addition, each New Option will differ from Eligible Options as follows:

•	the exercise price per share for each New Option will be equal to the last reported sale price per share of Zhone common stock, as reported on The Nasdaq Global Market, on the New Option Grant Date;

•	each New Option will have a seven-year term commencing on the New Option Grant Date;

•

each New Option will be unvested on the New Option Grant Date and will vest monthly over a period of four years, as long as the Eligible Optionholder continues to be an employee, officer or director of Zhone or any of its subsidiaries;

•	each New Option will fully vest if your employment or service terminates by reason of death;

•

each New Option will be exercisable, once vested, while you remain an employee, officer or director of Zhone or any of its subsidiaries, and following termination of employment or service for the following periods:

•	three months following termination for reasons other than death, disability or cause; or

•	one year following death or disability; and

•	each New Option will be forfeited and cancelled regardless of vesting if your employment or service is terminated for cause.

In addition, each New Option granted to employees will, to the extent possible, be granted as an incentive stock option. However, if more than $100,000 of the New Option, based on the exercise price, may vest and first become exercisable in any one calendar year, then that portion of the New Option that exceeds this limit will be a nonqualified stock option. Each New Option granted to a director will be a nonqualified stock option. By participating in the exchange offer you may cause Eligible Options that were incentive stock options to be exchanged for New Options that will be nonqualified stock options.

For further details about the 2001 Zhone Plan, see “2001 Zhone Plan” below. For further information about the differences between incentive stock options and nonqualified stock options see “Material United States Tax Consequences” below.

New Option Grant Date

We expect the New Option Grant Date will be November 17, 2008. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended.

New Options

New stock options issued under the 2001 Zhone Plan that will replace the Eligible Options tendered pursuant to this exchange offer. New Options will be subject to the terms of our 2001 Zhone Plan and a new stock option agreement between you and Zhone.

In addition, each New Option granted to employees, will to the extent possible, be granted as an incentive stock option. However, if more than $100,000 of the New Option, based on the exercise price, may vest and first become exercisable in any one calendar year, then that portion of the New Option that exceeds this limit will be a nonqualified stock option. Each New Option granted to a director will be a nonqualified stock option. By participating in the exchange offer you may cause Eligible Options that were incentive stock options to be exchanged for New Options that will be nonqualified stock options.

For further information about the differences between incentive stock options and nonqualified stock options see “Material United States Tax Consequences” below.

Vesting Schedule

The New Options will be unvested on the New Option Grant Date and will vest monthly over a period of four years, as long as the Eligible Optionholder continues to be an employee, officer or director of Zhone or any of its subsidiaries. If an Eligible Optionholder’s employment or service with Zhone or any of its subsidiaries is terminated, his or her New Options will not continue to vest. In addition, if your employment or service is terminated for cause you will forfeit all the New Options whether or not previously vested. If your employment or service is terminated by reason of death you will fully vest in your New Options.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFERING MEMORANDUM AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

NOTHING IN THIS OFFERING MEMORANDUM SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE, OFFICER OR DIRECTOR OF ZHONE OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE, OFFICER OR DIRECTOR OF ZHONE OR ANY OF ITS SUBSIDIARIES FOR REASONS OTHER THAN DEATH OR DISABILITY BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

Purpose of This Exchange Offer

We are making this exchange offer to recognize key contributions by our employees, officers and directors and to align their interests with our stockholders’ interests. Stock options have been, and continue to be, an important part of our incentive compensation and retention programs. Stock options are designed to motivate and reward the efforts of our key employees, officers and directors toward our growth and success. By granting stock options to key employees, officers and directors, we intend to align their interests with our stockholders’ interests, provide incentives for them to grow long-term stockholder value, and encourage their long-term employment.

We have issued stock options under the Equity Plans as a means of promoting the long-term success of our business by encouraging our employees, officers and directors to devote their abilities and industry to Zhone through the exertion of high levels of performance. However, our Board of Directors has determined that many of our employees, officers and directors have outstanding stock options that are “underwater”; that is, they have an exercise price that is significantly higher than the current market price of our common stock. As a result, these stock options have little or no current value as an incentive to retain and motivate our employees, officers and directors.

This exchange offer is intended to address this situation by providing our employees, officers and directors with an opportunity to exchange Eligible Options for New Options issued under the 2001 Zhone Plan. By making this exchange offer, we intend to provide Eligible Optionholders with the opportunity to own stock options that over time may have a greater potential to increase in value, and thereby create better incentives for employees, officers and directors to remain with Zhone and contribute to the attainment of our business and financial objectives.

We believe the exchange offer will motivate our key employees, officers and directors to achieve future growth. By realigning the exercise prices of previously granted stock options more closely with the current per share market price of our common stock, we believe that these stock options will again become important tools to help motivate and retain our existing key employees, officers and directors and continue to align their interests with those of our stockholders. While we hope this exchange offer will reduce the current disparity between the per share market price of our common stock and the exercise price of Eligible Options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that the New Options will have a lower exercise price than the Eligible Options you elect to tender.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFERING MEMORANDUM AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Procedures For Tendering Eligible Options

If you are an Eligible Optionholder, you may tender your Eligible Options at any time before the Expiration Date. If we extend this exchange offer beyond that time, you may tender your Eligible Options at any time until the extended Expiration Date.

If you elect to exchange your Eligible Options, you must tender for exchange all of your outstanding Eligible Options. No partial exchanges will be permitted. If you attempt to exchange a portion but not all of your outstanding Eligible Options, we will reject your tender.

Proper Tender of Eligible Options

To validly tender your Eligible Options pursuant to this exchange offer you must remain an Eligible Optionholder and must not have received nor have given a notice of resignation or termination prior to the Expiration Date. You must deliver a properly completed and signed Election Form and any other documents required to be included with the Election Form to the attention of Ms. Laura Larsen, by hand or interoffice mail, by facsimile to (510) 777-7359, by mail or delivery to Zhone Technologies, Inc., Attention: Ms. Laura Larsen, 7001 Oakport Street, Oakland, California 94621, or by e-mail to LLarsen@zhone.com. Except as described in the following sentence, the Election Form must be signed by the Eligible Optionholder who tendered the Eligible Options. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Election Form. You do not need to return your stock option agreements relating to your tendered Eligible Options. They will be automatically cancelled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form by the Expiration Date. If you miss this deadline, you will not be permitted to participate in this exchange offer. We will only accept delivery of the signed Election Form by hand, interoffice mail, facsimile, mail, delivery or e-mail. The method of delivery is at your own choice and risk. You are responsible for making sure the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine the number of shares subject to Eligible Options and all questions as to the form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Zhone nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer. We will strictly enforce this offer period, subject only to any extension of the Expiration Date of the exchange offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (referred to in this Offering Memorandum as the “Exchange Act”), we reserve the right, in our sole discretion, to waive any of the conditions of this exchange offer, any defect or irregularity in any tender with respect to any particular Eligible Option, or any particular Eligible Optionholder.

Our Acceptance Constitutes an Agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under “Withdrawal Rights” and our acceptance of your tendered Eligible Options in accordance with “Acceptance of Eligible Options for Exchange; Issuance of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this exchange offer will constitute a binding agreement between Zhone and you upon the terms and subject to the conditions of this exchange offer.

Subject to our rights to extend, amend, withdraw and terminate this exchange offer in accordance with “Conditions of This Exchange Offer,” we expect to accept and cancel, promptly following the Expiration Date of the exchange offer, all properly tendered Eligible Options that have not been validly withdrawn. You will be required to enter into a new stock option agreement governing the terms of each New Option issued to you in exchange for your Eligible Options pursuant to this exchange offer.

Withdrawal Rights

If you elect to accept this exchange offer as to your Eligible Options and later change your mind, you may withdraw your tendered Eligible Options, and reject this exchange offer, by following the procedure described in this section. Please note that, just as you may not tender only part of your Eligible Options, you may also not withdraw your election with respect to only a portion of your Eligible Options. If you elect to withdraw your previously tendered Eligible Options, you must reject this exchange offer with respect to all of your Eligible Options.

You may withdraw your tendered Eligible Options at any time before the Expiration Date. If we extend this exchange offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date. We intend to accept and cancel properly tendered Eligible Options promptly after the scheduled Expiration Date.

To validly withdraw tendered Eligible Options, you must deliver to us (using one of the same delivery forms set forth in “Procedures For Tendering Eligible Options”) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered Eligible Options. Your Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal. If you miss the deadline but remain an Eligible Optionholder of Zhone or one of our subsidiaries, your previously tendered Eligible Options will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in “Procedures For Tendering Eligible Options” above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Optionholder who tendered the Eligible Options to be withdrawn. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Notice of Withdrawal.

Withdrawal

We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO (referred to in this Offering Memorandum as the “Schedule TO”) with the SEC.

You may not rescind any withdrawal, and your withdrawn Eligible Options will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those Eligible Options before the Expiration Date by following the procedures described in “Procedures For Tendering Eligible Options” above.

Neither we, nor any other person, are obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of the Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Acceptance of Eligible Options For Exchange; Issuance of New Options

Subject to, and conditioned upon the terms and conditions of this exchange offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn promptly after the scheduled Expiration Date. Once we have accepted Eligible Options tendered by you, your Eligible Options will be cancelled and you will no longer have any rights under your Eligible Options. We will issue new stock option agreements for the New Options as soon as administratively practicable after we accept the tendered Eligible Options, assuming you are still an employee, officer or director of Zhone or any of its subsidiaries on the New Option Grant Date. If this exchange offer is extended, then the New Option Grant Date will also be extended.

Promptly after we cancel the Eligible Options tendered for exchange, we will send each tendering Eligible Optionholder a “confirmation letter” indicating the Eligible Options that we have accepted for exchange, the date of acceptance, and the number of shares underlying such New Options that will be issued to each tendering Eligible Optionholder. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.

If you have tendered your Eligible Options under this exchange offer and your employment or service with Zhone or any of its subsidiaries terminates for any reason, or if you receive or submit a notice of resignation or termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing stock options for a limited time after your resignation or termination date to the extent they are vested and in accordance with their terms.

Conditions of This Exchange Offer

Notwithstanding any other provision of this exchange offer, we will not be required to accept any Eligible Options tendered for exchange, and we may withdraw or terminate this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Date, our Board of Directors determines in its sole discretion to withdraw or terminate this exchange offer. Our Board of Directors retains the authority, in its sole discretion, to extend, amend, withdraw or terminate this exchange offer.

Reverse Stock Split

On October 16, 2008, our stockholders approved an amendment to our Restated Certificate of Incorporation to effect a Reverse Stock Split of the outstanding shares of Zhone common stock and the reduction of the total number of shares of common stock that we are authorized to issue by a corresponding amount. The Reverse Stock Split will not take effect unless and until we file this amendment to Zhone’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

On the effective date of the Reverse Stock Split, existing shares of Zhone common stock would be combined into new shares of Zhone common stock at an exchange ratio ranging from one-for-five to one-for-ten, with the exchange ratio to be determined by us prior to the effective date. This means that holders of our common stock would receive one new share of our common stock for each five to ten shares of common stock that they currently hold, depending on the exchange ratio we determine. The Reverse Stock Split would affect all stockholders uniformly and would not affect any stockholder’s percentage ownership interest in Zhone, except to the extent that the Reverse Stock Split would result in some of our stockholders owning a fractional share, which stockholders would be entitled to receive a cash payment in lieu of such fractional share. The number of stockholders of record also would not be affected by the Reverse Stock Split (except to the extent that the Reverse Stock Split would result in some of our stockholders owning only a fractional share as described above).

We intend to effect the Reverse Stock Split as soon as practicable by filing the amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. However, our Board of Directors reserves the right, in its discretion, to abandon the Reverse Stock Split at any time prior to filing the amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

For more information about our proposed Reverse Stock Split, see our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 11, 2008.

Reasons for the Reverse Stock Split

On June 11, 2008, we received a notification letter from Nasdaq indicating that, for the 30 consecutive business days preceding the date of the letter, the bid price of our shares of common stock had closed below the $1.00 per share minimum bid price required for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5).

We have until December 8, 2008 to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of our common stock must be at or above $1.00 per share for a minimum of 10 consecutive business days. Nasdaq may, in its discretion, require us to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days, but generally no longer than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance. If we do not regain compliance by December 8, 2008, Nasdaq will provide written notification to us that our common stock will be delisted. At that time, we may appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel. Alternatively, we could apply to transfer our common stock to The Nasdaq Capital Market if we satisfy all of the requirements, other than the minimum bid price requirement, for initial listing on The Nasdaq Capital Market set forth in Marketplace Rule 4310(c). If we were to elect to apply for such transfer and if such application were approved, we would have an additional 180 days to regain compliance with the minimum bid price rule while listed on The Nasdaq Capital Market. Our Board of Directors has determined that pursuing a Reverse Stock Split intended to enable shares of our common stock to trade above the $1.00 minimum bid price requirement is in the best interests of Zhone and its stockholders.

If we do not regain compliance with the minimum bid price requirement, then Nasdaq will notify us that our common stock will be delisted. Delisting from The Nasdaq Global Market could have an adverse effect on our business and on the trading of our common stock. If a delisting of our common stock were to occur, our common stock would trade on the OTC Bulletin Board or on the “pink sheets” maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets, and our stock price, as well as the liquidity of our common stock, may be adversely impacted as a result. Delisting from The Nasdaq Global Market could also have other negative results, including the potential loss of confidence by customers, suppliers and employees, the loss of institutional investor interest and fewer business development opportunities. Our Board of Directors believes that maintaining the listing of our common stock on The Nasdaq Global Market is in the best interests of Zhone and its stockholders. We expect that the Reverse Stock Split will enable shares of our common stock to trade above the $1.00 minimum bid price requirement.

We also believe that the increased market price of our common stock expected as a result of implementing the Reverse Stock Split may improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. Although it should be noted that the liquidity of our common stock may be harmed by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, our Board of Directors is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of our common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Effect of the Reverse Stock Split on Eligible Options and New Options

The Reverse Stock Split would reduce the number of shares subject to all outstanding stock options to acquire shares of Zhone common stock proportional to the exchange ratio of the Reverse Stock Split, and would effect a proportionate increase in the exercise price of such outstanding stock options. The number of shares of Zhone common stock issuable upon exercise of outstanding stock options would be rounded down to the nearest whole share and no cash payment would be made in respect of such rounding.

This means that, on the effective date of the Reverse Stock Split, the number of shares of Zhone common stock underlying each Eligible Option or New Option you hold will automatically decrease, and the per share exercise price for such Eligible Option or New Option will increase by a proportionate amount. For example, if you held a stock option to purchase 50 shares of Zhone common stock with a per share exercise price of $1.00 immediately before the Reverse Stock Split, and we effected a Reverse Stock Split at an exchange ratio of 1:10, your stock option would automatically be converted into a stock option to purchase five shares of Zhone common stock with a per share exercise price of $10.00.

The Reverse Stock Split would not affect this exchange offer because Eligible Options will be exchanged on a one-for-one basis for New Options, irrespective of whether this occurs before or after the effective time of the Reverse Stock Split, and the Reverse Stock Split will have the same effect on all stock options, whether Eligible Options or New Options.

Price Range of Our Common Stock

The Eligible Options give Eligible Optionholders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock is listed on The Nasdaq Global Market under the symbol “ZHNE.”

The following table sets forth on a per share basis the high and low sales price for our common stock on The Nasdaq Global Market, as applicable, during the periods indicated.

	High	Low
Fiscal Year Ended December 31, 2006
First Quarter	$2.87	$2.03
Second Quarter	$2.73	$1.81
Third Quarter	$2.10	$1.03
Fourth Quarter	$1.55	$.97

Fiscal Year Ended December 31, 2007
First Quarter	$1.37	$1.12
Second Quarter	$1.58	$1.17
Third Quarter	$1.45	$1.06
Fourth Quarter	$1.64	$1.16

Fiscal Year Ended December 31, 2008
First Quarter	$1.22	$0.86
Second Quarter	$1.07	$0.70
Third Quarter	$0.76	$0.16

On October 16, 2008, the last reported sale price of our common stock as reported on The Nasdaq Global Market was $0.11. The approximate number of stockholders of record of our common stock on that date was 2,460, although we believe that the number of beneficial owners of our common stock is substantially greater. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options.

Source and Amount of Consideration; Terms of New Options

Consideration

The Eligible Options were issued under our Equity Plans. Each New Option will be granted under the 2001 Zhone Plan, which is our only active equity incentive compensation plan from which we may make new stock option grants. As of October 3, 2008, there were outstanding Eligible Options to purchase an aggregate of 14,703,457 shares of Zhone common stock with a weighted average exercise price of $2.85 per share, 9,995,506 of which were fully vested. Since this is a one-for-one exchange, if all Eligible Options are tendered in this exchange offer, we would issue New Options to purchase an aggregate of 14,703,457 shares of our common stock.

Terms of New Options

Each New Option will be exercisable for the same number of shares as the Eligible Option surrendered for such New Option and will have substantially the same terms and conditions as the Eligible Option surrendered for such New Option, except as follows:

•	the exercise price per share for each New Option will be equal to the last reported sale price per share of Zhone common stock, as reported on The Nasdaq Global Market, on the New Option Grant Date;

•	each New Option will have a seven-year term commencing on the New Option Grant Date;

•

each New Option will be unvested on the New Option Grant Date and will vest monthly over a period of four years, as long as the Eligible Optionholder continues to be an employee, officer or director of Zhone or any of its subsidiaries;

•	each New Option will fully vest if your employment or service terminates by reason of death;

•

each New Option will be exercisable, once vested, while you remain an employee, officer or director of Zhone or any of its subsidiaries, and following termination of employment or service for the following periods:

•	three months following termination for reasons other than death, disability or cause; or

•	one year following death or disability; and

•	each New Option will be forfeited and cancelled regardless of vesting if your employment or service is terminated for cause.

In addition, each New Option granted to employees will, to the extent possible, be granted as an incentive stock option. However, if more than $100,000 of the New Option, based on the exercise price, may vest and first become exercisable in any one calendar year, then that portion of the New Option which exceeds this limit will be a nonqualified stock option. Each New Option granted to a director will be a nonqualified stock option. By participating in the exchange offer you may cause Eligible Options that were incentive stock options to be exchanged for New Options that will be nonqualified stock options.

The terms and conditions of your Eligible Options are set forth in the stock option agreements and the Equity Plan under which they were granted.

NOTHING IN THIS OFFERING MEMORANDUM SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE, OFFICER OR DIRECTOR OF ZHONE OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE, OFFICER OR DIRECTOR OF ZHONE OR ANY OF ITS SUBSIDIARIES FOR REASONS OTHER THAN DEATH OR DISABILITY BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION.

2001 Zhone Plan

The purpose of the 2001 Zhone Plan is to strengthen Zhone by providing an incentive to our employees, officers and directors, and thereby encouraging them to devote their abilities and industry to the success of Zhone’s business enterprise. We believe that this purpose is achieved by extending to employees, officers and directors an added long-term incentive for high levels of performance and unusual efforts through the grant of stock options and other equity-based incentives.

Under the current terms of the 2001 Zhone Plan, a total of 5,200,000 shares of our common stock, were reserved for issuance pursuant to awards granted under the 2001 Zhone Plan. The 2001 Zhone Plan also contains an “evergreen” provision that provides that if on January 1 of any calendar year the aggregate number of shares of common stock available under the 2001 Zhone Plan, not including shares that are subject to outstanding awards granted under the 2001 Zhone Plan, is less than 5% of the total number of outstanding shares of common stock on such date, the number of shares of common stock available under the 2001 Zhone Plan will increase in an amount so that the aggregate number of shares of common stock that may be granted under the 2001 Zhone Plan, not including shares that are subject to outstanding awards, is equal to the lesser of:

•	5% of the total number of outstanding shares of our common stock on that date;

•	5,000,000 shares (subject to adjustments for stock splits and other changes in capitalization); and

•	a number of shares of common stock as determined by our Board of Directors.

The maximum number of shares with respect to which restricted stock awards may be granted under the 2001 Zhone Plan is one quarter of the total shares available under the 2001 Zhone Plan, and no more than one quarter of such shares may be issued as restricted stock. No more than 20,000,000 shares may be subject to awards granted under the 2001 Zhone Plan to any one individual in a calendar year.

As of October 3, 2008, a total of 2,543,194 shares of common stock were available under the 2001 Zhone Plan for the future issuance of various types of equity-based awards, including stock options, stock appreciation rights, dividend equivalent rights, phantom stock, performance units/shares, restricted stock and share awards.

Summary of the 2001 Zhone Plan

The following is a summary of the 2001 Zhone Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2001 Zhone Plan, a copy of which has been filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2007, as amended by the amendment attached as Appendix B to our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 11, 2008.

Administration

The 2001 Zhone Plan is administered by a committee appointed by our Board of Directors. Under the 2001 Zhone Plan, the committee has the authority to, among other things, select the individuals to whom stock options and awards will be granted, and determine the type, size and the terms and conditions of the stock options and awards.

Eligibility

Under the 2001 Zhone Plan, our directors, officers, employees and consultants are eligible to receive stock options and awards. As of October 3, 2008, 371 employees and eight directors were eligible to participate in the 2001 Zhone Plan.

Types of Awards

The 2001 Zhone Plan permits the committee to grant a variety of equity-based awards, including stock options, stock appreciation rights, dividend equivalent rights, phantom stock, performance units/shares, restricted stock and share awards.

Number of Shares

As of October 3, 2008, 19,544,540 shares of common stock were authorized for issuance under the 2001 Zhone Plan, plus shares that were not issued under our Amended and Restated 1997 Employee Stock Incentive Plan. The 2001 Zhone Plan also provides that if on January 1 of any calendar year the aggregate number of shares of common stock available under the 2001 Zhone Plan, not including shares that are subject to outstanding awards granted under the 2001 Zhone Plan, is less than 5% of the total number of outstanding shares of common stock on such date, the number of shares of common stock available under the 2001 Zhone Plan will increase in an amount so that the aggregate number of shares of common stock that may be granted under the 2001 Zhone Plan, not including shares that are subject to outstanding awards, is equal to the lesser of (1) 5% of the total number of outstanding shares of our common stock on that date, (2) 5,000,000 shares, and (3) a number of shares of common stock as determined by our Board of Directors. The maximum number of shares with respect to which restricted stock awards may be granted under the 2001 Zhone Plan is one quarter of the total shares available under the 2001 Zhone Plan. As of October 3, 2008, 14,975,085 stock options were outstanding under the 2001 Zhone Plan at a weighted average exercise price of $1.71 per share, and 2,543,194 shares were available for future grant under the 2001 Zhone Plan. As of October 3, 2008, the per-share market price of our common stock was $0.15.

Stock Options

The exercise price of any stock option granted under the 2001 Zhone Plan may be set at any price, but must be set at or above the fair market value of our common stock on the date of grant to qualify as an incentive stock option or performance-based compensation. Each stock option will vest on the dates and in the installments that the committee designates. At the discretion of the committee, the exercise price of any stock option may be paid (1) in cash, (2) by transferring shares to us that have been held for at least six months before the option exercise, or (3) by a combination of those methods. In addition, stock options may be exercised through a registered broker-dealer using any cashless exercise procedures which are, from time to time, deemed acceptable by the committee. Stock options have a maximum term of ten years.

Stock Appreciation Rights (SARs)

The 2001 Zhone Plan permits the granting of SARs either in connection with the grant of a stock option or as a freestanding right. A SAR permits the grantee to receive upon exercise of the SAR, cash and/or shares, at the discretion of the committee, in an amount equal in value to the excess, if any, of the per-share fair market value on the exercise date over the per-share fair market value on the date of grant (or option exercise price in the case of a SAR granted in connection with a stock option). When a SAR is granted, however, the committee may establish a limit on the maximum amount a grantee may receive on exercise. The committee will decide, at the time the SAR is granted, the dates on which it will become vested and exercisable.

Dividend Equivalent Rights (DERs)

DERs represent a right to receive all or some portion of the cash dividends that are or would be payable with respect to shares of our common stock. DERs may be granted in tandem with any award under the 2001 Zhone Plan and may be payable currently or deferred until the lapsing of the restrictions on the DERs or until the vesting, exercise, payment, settlement or other lapse of restrictions on the related award. DERs may be settled in cash, shares or a combination of cash and shares, in single or multiple installments, as determined by the committee.

Restricted Stock

The committee has the authority to determine the terms and conditions of restricted stock awards, including the price to be paid by the grantee for the restricted stock, the restrictions placed on the shares and the times when the restrictions will lapse. In addition, at the time of grant, the committee, in its discretion, may decide: (1) whether any deferred dividends will be held for the account of the grantee or deferred until the restrictions lapse, (2) whether any deferred dividends will be reinvested in additional shares or held in cash, and (3) whether interest will be accrued on any dividends not reinvested in additional shares of restricted stock. Shares of restricted stock are non-transferable until all restrictions on them have lapsed.

Performance Units and Performance Shares

The committee may award performance units and performance shares to become vested upon the attainment of specified performance objectives to be determined by the committee. Performance objectives may be expressed in terms of earnings per share, share price, pre-tax profits, after-tax profits, operating profits, sales or expenses, net earnings, return on equity or assets, revenues, EBITDA, market share, market penetration or confidential business objectives. Performance objectives may be in respect of our performance, the performance of any of our subsidiaries, the performance of any of our divisions, or any combination of the foregoing. Performance objectives may be absolute or relative (to our prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. Performance units may be denominated in dollars or in shares, and payments in respect of performance units may be made in cash, shares or any combination of the foregoing, as determined by the committee.

Share Awards; Phantom Stock

The committee may, in its discretion, grant other share awards on terms and conditions determined by the committee. Share awards may include grants of phantom stock. Upon the vesting of a phantom stock award, the grantee will be entitled to receive a cash payment in respect of each share of phantom stock which will be equal to the fair market value of a share as of the date the phantom stock award was granted, or on another date selected by the committee. The committee may provide a limitation on the amount payable in relation to each share of phantom stock. In lieu of a cash payment, the committee may, in its discretion, settle phantom stock awards with shares having a fair market value equal to the cash payment to which the grantee has become entitled.

Effect of Change in Control

In the event of a change in control of Zhone, the committee may provide for any or all of the following alternatives:

•	require participants to surrender their outstanding stock options or stock appreciation rights for a cash payment;

•	replace outstanding stock options or stock appreciation rights with other rights or property;

•	accelerate the vesting of all or a portion of the stock options, stock appreciation rights or performance awards;

•	cause the restrictions on all or a portion of the shares of restricted stock to lapse;

•

require that the successor or survivor corporation assume the stock options, stock appreciation rights, restricted stock and performance awards, or replace them with equivalent stock options or awards; or

•	adjust the terms and conditions of outstanding stock options, stock appreciation rights, restricted stock or performance awards.

Amendment and Termination

Our Board of Directors may amend or terminate the 2001 Zhone Plan at any time, as long as the amendment or termination does not negatively affect any stock options or awards that have previously been granted under the 2001 Zhone Plan without the consent of the holder. Furthermore, no amendment or termination may deprive any holder of any shares which he or she may have acquired through or as a result of the 2001 Zhone Plan. To the extent necessary under any applicable law or regulation, no amendment will be effective unless approved by our stockholders. If it is not terminated earlier by our Board of Directors, the 2001 Zhone Plan will terminate on the tenth anniversary of the date of its adoption by our Board of Directors (March 2017), and no stock option or award may be granted after that date.

Information Concerning Us; Financial Information

Information Concerning Us

Zhone Technologies, Inc. was incorporated in Delaware in June 1999, and in November 2003, we consummated our merger with Tellium, Inc. Although Tellium acted as the legal acquirer, due to various factors, including the relative voting rights, board control and senior management composition of the combined company, Zhone was treated as the “acquirer” for accounting purposes. Following the merger, the combined company was renamed Zhone Technologies, Inc. and retained substantially all of Zhone’s previous management and operating structure. The mailing address of our worldwide headquarters is 7001 Oakport Street, Oakland, California 94621, and our telephone number at that location is (510) 777-7000. Our website address is www.zhone.com. The information on our website does not constitute part of this Offering Memorandum.

We design, develop and manufacture communications network equipment for telephone companies and cable operators worldwide. We believe that these network service providers can increase their revenues and lower their operating costs by using our products to deliver video and interactive entertainment services in addition to their existing voice and data service offerings, all on a platform that permits a seamless migration from legacy technologies to a converged packet-based architecture. Our Single Line Multi-Service (SLMS) architecture provides cost-efficiency and feature flexibility with support for voice over internet protocol (VoIP) and IP video (IPTV). Within this versatile SLMS architecture, our products allow service providers to deliver all of these converged packet services over their existing copper lines while providing support for fiber build-out. With our products, network service providers can seamlessly migrate from traditional circuit-based networks to packet-based networks and from copper-based access lines to fiber-based access lines without abandoning the investments they have made in their existing infrastructures.

Financial Information

We have presented below a selected summary of certain financial information about Zhone. The following selected financial information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2008, which are incorporated herein by reference.

Statement of Operations Data:	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2008	2007	2007	2006
	(in thousands, except per share data)
Net revenue	40,069	44,085	83,102	87,231	175,448	194,344
Gross profit	11,616	14,976	25,422	30,515	59,078	62,595
Operating loss	(80,091)	(4,403)	(80,979)	(8,972)	(11,345)	(142,195)
Net loss	(80,334)	(4,554)	(81,275)	(9,340)	(12,102)	(142,666)
Basic and diluted net loss per share	(0.53)	(0.03)	(0.54)	(0.06)	(0.08)	(0.96)

Balance Sheet Data:	June 30, 2008	December 31, 2007
	(in thousands, except per share data)
Cash, cash equivalents and short-term investments	$50,068	$50,165
Working capital	72,771	77,496
Total assets	140,802	223,406
Long-term debt, including current portion	19,240	19,405
Stockholders’ equity	$69,602	$149,547
Common stock, $0.001 par value. Authorized 900,000 shares; issued and outstanding 150,389 and 150,024 shares as of June 30, 2008 and December 31, 2007, respectively	150	150

Book Value

The book value per share was $0.47 as of June 30, 2008.

Ratio of Earnings to Fixed Charges

We had net losses for the six months ended June 30, 2008 and June 30, 2007 and for the years ended December 31, 2007 and December 31, 2006. Therefore, our earnings were insufficient to cover our fixed charges for such periods, and we are unable to calculate the ratios of earnings to fixed charges for such periods. For the six months ended June 30, 2008 and June 30, 2007, and the fiscal years ended December 31, 2007 and December 31, 2006, our earnings were insufficient to cover fixed charges by $80.4 million, $8.3 million, $10.1 million, and $140.8 million, respectively. Our fixed charges for the six months ended June 30, 2008 and June 30, 2007 and for the years ended December 31, 2007 and December 31, 2006 consisted of gross interest expense of $0.7 million, $0.8 million, $1.6 million and $1.6 million, respectively.

Additional Information

For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, our Quarterly Report on Form 10-Q for the three months ended June 30, 2008 and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “This Exchange Offer–Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

The following table sets forth certain information as of October 3, 2008 regarding the Eligible Options held by each of our directors and by our Chief Executive Officer and Chief Financial Officer, as well as our three other mostly highly compensated senior managers. We refer to these executive officers and senior managers as our “named executives.” The following table sets forth certain information as of October 3, 2008 regarding the Eligible Options held by each of our named executives and directors. Except as otherwise indicated, the address and telephone number of each of the persons set forth below is c/o Zhone Technologies, Inc., 7001 Oakport Street, Oakland, California 94621, telephone number: (510) 777-7000.

Name and Position of Named Executives and Directors	Aggregate Number of Eligible Options	Percentage of all Eligible Options That Can Be Exchanged
Morteza Ejabat, Chief Executive Officer, President and Chairman of the Board of Directors	3,573,123	24.30%

Kirk Misaka, Chief Financial Officer, Treasurer and Secretary	1,352,391	9.20%

Michael Fischer, Vice President, United States Sales	328,000	2.23%

David Misunas, Vice President, Business Development	226,955	1.54%

Michael Scheck, Vice President, International Sales	597,650	4.06%

Michael Connors, Director	247,500	1.68%

James Coulter, Director	110,000	0.75%

Robert Dahl, Director	110,000	0.75%

James H. Greene, Jr., Director	111,175	0.76%

C. Richard Kramlich, Director	210,000	1.43%

Steven Levy, Director	150,000	1.02%

James Timmins, Director	210,000	1.43%

All Named Executives as a Group	6,078,119	41.34%

Non-Executive Director Group	1,148,675	7.81%

All Non-Named Executive Employees as a Group	7,476,663	50.85%

On September 2, 2008, we granted stock options to purchase 950,000 shares of our common stock to Morteza Ejabat, our Chief Executive Officer; stock options to purchase 400,000 shares of our common stock to Kirk Misaka, our Chief Financial Officer; stock options to purchase 60,000 shares of our common stock to Michael Fischer; stock options to purchase 65,000 shares of our common stock to David Misunas; stock options to purchase 135,000 shares of our common stock to Michael Scheck; and stock options to purchase a further 1,3952,500 shares of our common stock to employees other than our named executives. Each of these stock options had an exercise price per share of $0.34 (reflecting the fair market value per share of our common stock on the grant date as determined under the 2001 Zhone Plan), and was granted as part of our annual refresh option grant program. Each stock option has a seven-year term and vests monthly over a four-year period. Except as described above, neither we nor, to the best of our knowledge, any member of our Board of Directors or any of our named executives, nor any affiliate of ours, engaged in transactions involving Eligible Options during the past 60 days.

Our officers and directors have advised us that they intend to surrender all of their Eligible Options in this exchange offer.

Except as otherwise described in this exchange offer or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on April 4, 2008, our Definitive Proxy Statement filed on Schedule 14A on September 11, 2008, our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2008, neither we nor, to our knowledge, any of our named executives, members of our Board of Directors or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer

Eligible Options that we accept for exchange pursuant to this exchange offer will be cancelled on the Cancellation Date and the shares of common stock underlying such grants will be allocated to the New Options to be issued in exchange for such Eligible Options.

In 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment
(SFAS 123(R)), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. We adopted the modified prospective method of transition under which prior periods are not restated for comparative purposes. We estimate the fair value of stock-based payment awards on the date of grant using the Black-Scholes pricing model, which is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, actual and projected employee option exercise behaviors, risk free interest rate and expected dividends. The expected stock price volatility is based on the weighted average of the historical volatility of our common stock over the most recent period commensurate with the estimated expected life of our stock options and historical volatility of our peers where we lack our own historical information. We base our expected life assumption on our historical experience and on the terms and conditions of the stock awards we grant to employees. Risk free interest rates reflect the yield on zero-coupon U.S. Treasury securities. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero. If factors change, and we employ different assumptions for estimating stock-based compensation expense in future periods, or if we decide to use a different valuation model, the future periods may differ significantly from what we have recorded in prior periods and could materially affect our operating income, net loss and net loss per share. We are also required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates.

In addition, we also record stock-based compensation expense for options issued to non-employees. These options are generally immediately exercisable and expire seven to ten years from the date of grant. We value non-employee options using the Black-Scholes model. Non-employee options subject to vesting are valued as they become vested.

Under SFAS 123(R), stock compensation expense is calculated based upon the fair value of a stock award on the date of grant and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the cancelled award. The incremental compensation expense associated with an option exchange is measured as the excess of the fair value of the replacement award over the fair value of the cancelled award, both determined at the modification date. As a result, we will incur a non-cash compensation charge for all Eligible Options that are exchanged for New Options. The compensation charge will be recorded over the vesting period of the New Options.

The amount of this charge will depend on a number of factors, including:

•	the exercise price per share of the New Options issued in the exchange offer;

•	the level of participation by Eligible Optionholders in the exchange offer; and

•	the exercise price per share of Eligible Options cancelled in the exchange offer.

Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the charge that would result from the exchange offer.

Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this exchange offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered Eligible Options for exchange and to issue New Options for your Eligible Options would be subject to obtaining any such governmental approval.

Material United States Tax Consequences

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Options and the grant of New Options pursuant to the exchange offer. This discussion is based on the U.S. Internal Revenue Code (referred to in this Offering Memorandum as the “Code”), its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this exchange offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Optionholders. If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this exchange offer, the information contained in this discussion may not be applicable to you.

Stock Option Taxation

The exchange of the Eligible Options for the New Options will not be taxable event. The tax treatment of the New Options may be different from the Eligible Options depending upon whether or not the Eligible Options and/or the New Options qualify as “incentive stock options” within the meaning of Section 422 of the Code.

Generally, New Options granted to employees will qualify as incentive stock options. However, if more than $100,000 of a New Option may vest and first become exercisable in any calendar year, then that portion over the $100,000 would be a nonqualified stock option. In addition, any New Options granted to directors will be nonqualified stock options.

For example, assume that an employee is granted a stock option to purchase 400,000 shares at an exercise price of $1.00 per share. If the stock option vests and becomes exercisable over four years (i.e. 100,000 shares vest each year), then the full stock option would qualify as an “incentive stock option” as no more than $100,000 of the stock option (based on the exercise price) would vest and first become exercisable in any year. However, if the employee is granted a stock option to purchase 500,000 shares instead of 400,000 shares, then 125,000 of the shares subject to the stock option (or $125,000 of the stock option) would vest each year in accordance with the stock option’s four-year vesting schedule and become exercisable. In this case, 400,000 shares subject to the stock option would qualify as incentive stock options, and 100,000 shares (25,000 shares each year) subject to the stock option would constitute nonqualified stock options. Alternatively, if a stock option to purchase 400,000 shares at an exercise price of $1.00 per share became subject to accelerated vesting (for example, as a result of a change of control of Zhone or the optionholder’s death), then any acceleration of vesting of more than 100,000 shares (or $100,000 of the stock options) in the same year as the change in control or death would cause any such excess to be nonqualified stock options.

The grant of a nonqualified stock option will not result in taxable income to the Eligible Optionholder. The Eligible Optionholder will generally realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares. Gains or losses realized by the Eligible Optionholder upon disposition of the shares will be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of exercise. Zhone will be allowed a corresponding federal income tax deduction.

If the Eligible Option is an incentive stock option, then the exercise of the Eligible Option generally will not result in taxable income to the Eligible Optionholder. However, for purposes of the alternative minimum tax, the excess of the fair market value of the shares acquired over the exercise price upon exercise of an incentive stock option is treated as an item of tax preference. Accordingly, the exercise of an incentive stock option may result in an alternative minimum tax liability. The disposition of shares acquired upon exercise of an incentive stock option will ordinarily result in capital gain or loss. However, if the holder disposes of the shares acquired upon the exercise of an incentive stock option within two years after the date of grant or one year after the date of exercise (a disqualifying disposition), the holder will generally recognize ordinary income, in the amount of the excess of the fair market value of the shares on the date the stock option was exercised over the option exercise price. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the stock option will generally be capital gain.

Generally, we will be entitled to a federal income tax deduction in the same amount and at the same time as the Eligible Optionholder recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Code as discussed below.

Section 162(m)

Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation.” The New Options when granted should qualify as performance based compensation and should be deductible under Section 162(m).

Section 280G

Under certain circumstances, the accelerated vesting or exercise of stock options in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Tax Advice

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the New Options or Eligible Options. An Eligible Optionholder may also be subject to state and local taxes in connection with the exercise of New Options or Eligible Options. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to their personal circumstances.

Tax Withholding

We will have the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise, of a New Option and/or an Eligible Option.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Extension of Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the exchange offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 9:00 a.m. Pacific Time on the next business day following the previously scheduled Expiration Date. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday, or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

We expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to extend, amend, withdraw or terminate the exchange offer in any respect and for any reason as described in “Conditions of This Exchange Offer” by disseminating notice of the extension, amendment, withdrawal or termination to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by applicable law and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of this exchange offer or the information concerning this exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions (other than changes in Eligible Options and New Options resulting automatically from the Reverse Stock Split), we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the exchange offer.

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mail, fax and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this exchange offer.

Additional Information

With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this exchange offer is a part. This exchange offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) before making a decision on whether or not to tender your Eligible Options:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2008 and June 30, 2008;

(c)	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2008;

(d)	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 11, 2008;

(e)	our Current Reports on Form 8-K, filed with the SEC on February 25, 2008, June 13, 2008 and October 17, 2008; and

(f)	the description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on May 11, 2001, including any subsequently filed amendments and reports updating such description (File No. 000-32743).

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our website address is www.zhone.com. Information contained on our website is not part of this exchange offer.

We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time to:

Zhone Technologies, Inc.

Attention: Laura Larsen

7001 Oakport Street

Oakland, CA 94621

Telephone: (510) 777-7062

Facsimile: (510) 777-7359

LLarsen@zhone.com

The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.

Miscellaneous

We are not aware of any jurisdiction where the making of this exchange offer violates applicable law. If we become aware of any jurisdiction where the making of this exchange offer violates applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

This exchange offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as supplemented by our Quarterly Report on Form 10-Q for the three months ended June 30, 2008, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

We cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as supplemented by our Quarterly Report on Form 10-Q for the three months ended June 30, 2008, before you decide whether to participate in this exchange offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFERING MEMORANDUM OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Zhone Technologies, Inc.

October 17, 2008